Exhibit 10.9A

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (“First Amendment”) dated March 17, 2008 (“Effective Date”) shall be deemed to amend that certain Lease Agreement dated March 3, 2008 (the “Lease”), between BOMIN2035M LLC, an Arizona limited liability company, (the “Landlord”) and LIFELOCK, INC., an Arizona corporation (the “Tenant”).

AGREEMENT:

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree to amend the Lease, as follows:

1.	Section (n) Tenant Improvements. Section (n) is deleted in its entirety and replaced with the following:

The parties acknowledge and agree that Landlord shall complete the repairs to the HVAC as set forth in the report prepared by Sun Air dated January 23, 2008 prior to the Commencement Date (as defined herein). Except as expressly provided for herein, Tenant acknowledges and agrees that Landlord has completed the Tenant Improvements contemplated under the Lease.

2.	Section 3(a). This Section is deleted in its entirety and replaced with the following:

The term of this Lease shall commence on March 21, 2008 (“Commencement Date”). Notwithstanding anything else herein to the contrary, Tenant shall commence its obligation to pay the Rent, including but not limited to Monthly Base Rental, Additional Rent and Property Taxes, specified in Section 4 of the Lease on April 5, 2008 (“Rent Commencement Date”). Tenant shall have no obligation to pay Rent prior to the Rent Commencement Date.

3.	Sections 3(b) and 3(c). These Sections are deleted in their entirety.

4.	Section 3(e). This Section is amended to provide that the end of the thirty-sixth (36th) month for such termination, if exercised, shall be March 31, 2011.

5.	Section 6(a) Scope of Tenant Improvements. This Section is deleted in its entirety and replaced with the following:

The parties acknowledge and agree that Landlord shall complete the repairs to the HVAC as set forth in the report prepared by Sun Air dated January 23, 2008 prior to the Commencement Date. Except as provided for herein, Tenant acknowledges and agrees that Landlord shall have no obligation to complete any additional Tenant Improvements, including any Punch List Items. Landlord has obtained that certain bid proposal from Hardison/Downey (the “Contractor”) which is attached hereto as Exhibit A-1 for the installation of carpeting on the Premises. Notwithstanding the foregoing, Tenant shall coordinate the installation of the carpeting with the cost of such installation to be paid by Landlord to the Contractor; provided however that any cancellation charges incurred as a result of Tenant engaging a third party carpet installer not affiliated with Contractor shall be paid by Tenant, and Landlord shall be obligated to pay the actual costs for such installation in an amount not to exceed the amount set forth in Exhibit A-1.

6.	Building Repairs

Notwithstanding anything herein or in the Lease to the contrary and in satisfaction of Section 6(c) of the Lease, Landlord shall pay $30,000 (the “Premises Improvement Allowance”) per that certain cost estimate prepared by Aspen Technologies, Inc. dated March 14, 2008 and attached hereto as “Exhibit B-1” (the “Improvement Scope of Work”). Within ten (10) days after receipt of an invoice for the Improvement Scope of Work, Landlord shall pay the Premises Improvement Allowance directly to the contractor designated therein. Tenant shall be responsible for any and all costs associated with the Improvement Scope of Work over and above Premises Improvement Allowance. Tenant shall provide Landlord with a signed contract for repair/replacement of the Improvement Scope of Work and shall provide Landlord with invoices evidencing that said work has been completed. In the event Landlord’s Premises Improvement Allowance is not timely made, Tenant, at its election, may pay such amount directly to the contractor and thereafter collect within three business (3) days after written demand from Landlord said amount plus interest at the rate of eighteen percent (18%) per annum. Any such repair/replacement shall be done diligently and in accordance with all applicable laws and codes. Tenant acknowledges and agrees that Landlord is not responsible for any costs and expenses incurred by Tenant over and above the Premises Improvement Allowance and that Landlord is not responsible for any additional repairs to the Premises other than as specifically set forth in the Lease.

Tenant accepts the Premises in its condition as of the date of this First Amendment, subject to all recorded matters, laws, ordinances, and governmental regulations and orders in accordance with Section 7(c) of the Lease.

7.

Utilities. The parties acknowledge and agree that notwithstanding anything else herein or in the Lease to the contrary, as of the Commencement Date Landlord shall provide utility service to the Premises until that time as Tenant is able to contract directly with the utility service providers with the cost of said utilities to be paid by Tenant to Landlord within ten (10) days of Tenant’s receipt of an invoice from Landlord detailing the charges. In the event Tenant fails to timely pay Landlord for the utilities, the amount due to Landlord shall accrue interest at the rate of eighteen percent (18%) per annum.

8.	Exhibit “B”. Exhibit “B” is hereby deleted and the parties acknowledge and agree that any personal property located on the Premises as of the Effective Date herein shall remain.

9.

Authority. Each individual executing this First Amendment represents and warrants that he is duly authorized to execute this document for such party and that this First Amendment is binding upon said party in accordance with its terms.

10.	Continued Validity of Lease. Except as expressly amended herein, the Lease shall remain in full force and effect. The terms utilized in the Lease shall have the same meaning for terms utilized herein. In the event of any conflict or inconsistency between the terms and provisions contained in this First Amendment and the terms and conditions contained in the Lease, this First Amendment shall prevail.

11.

Signatures by Facsimile/Counterpart. The parties hereto agree that signatures by facsimile shall be deemed binding and that each party shall immediately forward original signed documents to the other upon transmission of signatures by facsimile. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.	Capitalized Terms. Capitalized terms not defined herein shall have the meanings ascribed under the Lease.

13.

Construction. The parties acknowledge that each party and its counsel, if any, have reviewed and approved this First Amendment, and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this First Amendment or any other amendments or exhibits to it or any document executed and delivered by either party in connection with this First Amendment. All captions in this First Amendment are for reference only and shall not be used in the interpretation of this First Amendment or any related document. Whenever required by the context of this First Amendment, the singular shall include the plural, the masculine shall include the feminine, and vice versa. If any provision of this Amendment shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this First Amendment and all such provisions shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, this First Amendment is effective as of the Effective Date.

LANDLORD:

BoMin2035M LLC, an Arizona Limited Liability Company

By	/s/ Roberta Ritter
Name:	Roberta Ritter
Title:	Manager

TENANT:

LifeLock, Inc., a Delaware corporation

By	/s/ Andrew C. Corbin
Name:	Andrew C. Corbin
Title:	CFO

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